As filed with the Securities and Exchange Commission on April 28, 1999
                                                 Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             -----------------------

                       UNITED DOMINION REALTY TRUST, INC.
             (Exact name of registrant as specified in its charter)

                      VIRGINIA                                                      54-0857512
(State or other jurisdiction of incorporation or organization)          (I.R.S. Employer Identification No.)

                               10 South 6th Street
                          Richmond, Virginia 23219-3802
                                 (804) 780-2691
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               Katheryn E. Surface
                    Senior Vice President and General Counsel
                       United Dominion Realty Trust, Inc.
                               10 South 6th Street
                          Richmond, Virginia 23219-3802
                    (804) 780-2691 (Name, address, including
             zip code, and telephone number, including area code, of
                               agent for service)

                                    Copy to:
Mr. Randall S. Parks                      Mr. James W. Featherstone, III
Hunton & Williams                         Hunton & Williams
Riverfront Plaza, East Tower              Riverfront Plaza, East Tower
951 East Byrd Street                      951 East Byrd Street
Richmond, Virginia 23219-4074             Richmond, Virginia 23219-4074

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                        Proposed       Proposed
 Title of Each Class of   Aggregate      Maximum       Maximum      Amount of
    Securities to be        Amount      Offering      Aggregate    Registration
       Registered           to be       Price Per      Offering        Fee
                          Registered     Unit(1)       Price(1)
--------------------------------------------------------------------------------
 Common Stock, $.01 par    481,251      $10.84375   $5,218,565.53   $1,450.76
      value, per share        shares
--------------------------------------------------------------------------------
Rights to Purchase
Series C                   481,251         N/A           N/A           N/A
Junior Participating          rights
Redeemable Preferred
Stock, no par value (2)
================================================================================
(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the prices of the Common Shares on the New York Stock Exchange on April 22, 1999.
(2) The rights will be attached to and trade with the common stock.
                              --------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                        SUBJECT TO COMPLETION, DATED APRIL 28, 1999
Prospectus
                                 481,251 Shares
                       United Dominion Realty Trust, Inc.
                                  Common Stock
                                  ------------
  Our common stock trades on the New York Stock Exchange under the symbol "UDR."

      United Dominion Realty Trust, Inc. ("We" or "United Dominion") are the general partner of United Dominion Realty, L.P., a Delaware limited partnership. In April 1998, United Dominion issued 481,251 shares of United Dominion common stock to certain individuals and entities who sold 1,970 multi-family apartment homes to United Dominion Realty, L.P. This prospectus relates to resales of those shares.

      The shares may be offered  and sold by the selling  shareholders  or their
transferees   from  time  to  time  in   open-market   or   privately-negotiated
transactions which may involve underwriters or brokers.

      We will not receive any of the proceeds from the sale of the shares covered by this prospectus, and the registration of the shares does not necessarily mean that any of them will be offered or sold by the selling shareholders.

      So that we can continue to qualify as a "real estate investment trust" under the federal tax law, our charter does not permit anyone to own more than 9.8% of our outstanding common stock. This and other limits on who can own our common stock are described in this prospectus under "Restrictions on Ownership and Transfer."

                                  ------------
--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a crime.
--------------------------------------------------------------------------------

                                  ------------

                The date of this Prospectus is April ____, 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS


                                                                           Page

A WARNING ABOUT FORWARD-LOOKING STATEMENTS...................................1
UNITED DOMINION REALTY TRUST, INC............................................2
DESCRIPTION OF CAPITAL STOCK.................................................2
RESTRICTIONS ON TRANSFER OF CAPITAL STOCK....................................3
FEDERAL INCOME TAX CONSEQUENCES OF UNITED DOMINION'S STATUS AS A REIT........3
USE OF PROCEEDS.............................................................14
THE SELLING SHAREHOLDERS....................................................14
PLAN OF DISTRIBUTION........................................................15
EXPERTS.....................................................................15
LEGAL MATTERS...............................................................16
IF YOU WOULD LIKE ADDITIONAL INFORMATION....................................17

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      This prospectus, and the documents incorporated by reference, may contain "forward-looking" statements. These forward looking statements usually include words like "believes," "anticipates" and "expects" and describe our expectations for the future. Of course, these expectations may not be met in important ways for a variety of reasons. We have described these reasons in our most recent Annual Report on Form 10-K and the other reports we file with the SEC, and you should review them before you decide to buy our stock. We are not required to update any forward-looking statements we make and we may not.

                       UNITED DOMINION REALTY TRUST, INC.

      United Dominion ("United Dominion"), a Virginia corporation headquartered in Richmond, Virginia, is a self-administered real estate investment trust ("REIT"), whose business is the ownership and operation of apartment communities located throughout the United States. United Dominion is a fully integrated real estate company with acquisition, development and property management capabilities. At December 31, 1998, United Dominion's portfolio consisted of 326 communities containing 86,893 apartment homes. United Dominion's apartment portfolio also included eight communities with 2,292 apartment homes under development (of which 662 were completed) and two additions to existing communities with 316 apartment homes (none of which were completed). United Dominion had approximately 2,800 employees as of December 31, 1998.

      United Dominion operates as a REIT under the federal income tax laws. To qualify as a REIT, United Dominion must meet certain tests which, among other things, require that (1) its assets consist primarily of real estate, (2) its income be derived primarily from real estate and (3) at least 95% of its taxable income be distributed to its shareholders each year. Because United Dominion qualifies as a REIT, it generally is not subject to federal income taxes.

                          DESCRIPTION OF CAPITAL STOCK


      General

      United Dominion is authorized to issue 150,000,000 shares of common stock, $1.00 par value, and 25,000,000 shares of preferred stock, no par value. At April 5, 1999, there were outstanding 104,051,172 shares of common stock and 18,200,000 shares of preferred stock, consisting of 4,200,000 shares of United Dominion's 9.25% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred"), 6,000,000 shares of United Dominion's 8.60 % Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred"), 0 shares of United Dominion's Series C Junior Participating Cumulative Redeemable Preferred Stock (the "Series C Preferred) and 8,000,000 shares of United Dominion's 7.5% Series D Cumulative Convertible Redeemable Preferred Stock (the "Series D Preferred"). The following statements with respect to the capital stock of United Dominion are subject to the detailed provisions of United Dominion's Restated Articles of Incorporation, as amended (the "Articles"), and bylaws (the "Bylaws") as currently in effect. These statements do not purport to be complete, or to give full effect to the terms of the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Articles and Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

      Common Stock

      Holders of common stock are entitled to receive dividends when and as declared by the Board of Directors after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Holders of common stock have one vote per share and non-cumulative voting rights, which means that holders of more than 50% of the shares voting can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. In the event of any voluntary or involuntary liquidation or dissolution of United Dominion, holders of common stock are entitled to share ratably in the distributable assets of United Dominion remaining after satisfaction of the prior preferential rights of the preferred stock and the satisfaction of all debts and liabilities of United Dominion. Holders of common stock do not have preemptive rights. The dividend and liquidation rights of holders of the common stock are specifically limited by the terms of the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred, as described in the description of United Dominion's preferred stock contained in United Dominion's registration statements on Form 8-A, as amended, filed pursuant to Section 12 of the Exchange Act on May 1, 1995, June 11, 1997 and February 4, 1998. The transfer agent for the common stock is Chase Mellon Shareholder Services, L.L.C., Ridgefield Park, New Jersey.

      Rights to Purchase Series C Preferred Stock

      Each share of common stock has attached to it one right to purchase from the Company one one-thousandth of a share of Series C Junior Participating Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"). Each one one-thousandth of a share of Series C Preferred Stock is structured to be the equivalent of one share of common stock. The exercise price of the rights is $45.00, subject to adjustment.

      The rights will separate from the common stock and a distribution of certificates evidencing the rights will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of related persons has acquired, or obtained the right to acquire, beneficial ownership of more than 15% of the outstanding shares of common stock, or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning more than 15% of the outstanding shares of common stock.

      The rights will expire at the close of business on February 4, 2008, unless earlier redeemed or exchanged by the Company. A more complete description of the rights and the Series C Preferred Stock is contained in United Dominion's registration statement on Form 8-A, as amended, as filed on February 4, 1998.

      Preferred Stock

      The preferred stock is described in United Dominion's registration statements on Form 8-A, as amended, filed pursuant to Section 12 of the Exchange Act on May 1, 1995, June 11, 1997 and February 4, 1998.

                    RESTRICTIONS ON TRANSFER OF CAPITAL STOCK

      For United Dominion to qualify as a REIT under federal income tax laws, its shares of capital stock must be held by a minimum of 100 persons for at least 335 days in each calendar year or during a proportionate part of a shorter calendar year. In addition, at all times during the second half of each calendar year, no more than 50% in value of the shares of capital stock of United Dominion may be owned, directly or indirectly by five or fewer individuals (the "5/50 Rule"). Because the Board of Directors believes it is essential for United Dominion to continue to qualify as a REIT, the Articles permit the Board of Directors to prevent an individual or individuals from directly or indirectly owning shares to the extent that such ownership would disqualify United Dominion as a REIT.

      If the Board of Directors, in its good faith, determines that an individual's or individuals' ownership of stock may disqualify United Dominion as a REIT, the Board of Directors may call for a redemption (by lot or other equitable means) to redeem a number of shares sufficient to maintain United Dominion's REIT status. The redemption price per share shall be the closing sale price on the NYSE as of the business day preceding the day on which notice of redemption is given. In addition, United Dominion may stop any acquisition or transfer of shares that would jeopardize United Dominion's REIT status.

      FEDERAL INCOME TAX CONSEQUENCES OF UNITED DOMINION'S STATUS AS A REIT

      The following sections summarize the federal income tax issues that you, as a prospective shareholder of United Dominion, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "--Taxation of Tax-Exempt Stockholders" below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "--Taxation of Non-U.S. Stockholders" below).

      The statements in this section are based on the current federal income tax laws governing our qualification as a REIT. United Dominion cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

--------------------------------------------------------------------------------
      United Dominion urges you to consult your own tax advisor regarding the specific tax consequences to you of United Dominion's election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of United Dominion's election, and regarding potential changes in applicable tax laws.
--------------------------------------------------------------------------------

      Taxation of United Dominion

      United Dominion elected to be taxed as a REIT under the federal income tax laws commencing with its taxable year ended December 31, 1972. United Dominion believes that it has operated in a manner intended to qualify as a REIT since its election to be a REIT and it intends to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

      United Dominion's qualification as a REIT depends on its ability to meet on a continuing basis certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that United Dominion earns from specified sources, the percentage of its assets that fall within certain categories, the diversity of its share ownership, and the percentage of its earnings that it distributes. The REIT qualification tests are described in more detail below. For a discussion of the tax treatment of United Dominion and its shareholders if United Dominion fails to qualify as a REIT, see "--Failure to Qualify."

      If United Dominion qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its shareholders. The benefit of that tax treatment is that it avoids the "double taxation" (i.e., at both the corporate and stockholder levels) that generally results from owning stock in a corporation. However, United Dominion will be subject to federal tax in the following circumstances:

o United Dominion will pay federal income tax on taxable income (including net capital gain) that it does not distribute to its shareholders during, or within a specified time period after, the calendar year in which the income is earned.

o United Dominion may be subject to the "alternative minimum tax" on any items of tax preference that it does not distribute or allocate to its shareholders.

o United Dominion will pay income tax at the highest corporate rate on (A) net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that it holds primarily for sale to customers in the ordinary course of business and (B) other non-qualifying income from foreclosure property.

o United Dominion will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that it holds primarily for sale to customers in the ordinary course of business ("prohibited transactions").

o If United Dominion fails to satisfy the 75% gross income test or the 95% gross income test (as described below under "--Requirements for Qualification--Income Tests"), and nonetheless continues to qualify as a REIT because it meets certain other requirements, it will pay a 100% tax on (A) the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by (B) a fraction intended to reflect its profitability.

o If United Dominion fails to distribute during a calendar year at least the sum of (A) 85% of its REIT ordinary income for such year, (B) 95% of its REIT capital gain net income for such year, and (C) any undistributed taxable income from prior periods, it will pay a 4% excise tax on the excess of such required distribution over the amount it actually distributed.

o United Dominion may elect to retain and pay income tax on its net long-term capital gain.

o If United Dominion acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which it acquires a basis in the asset that is determined by reference to the C corporation's basis in the asset (or another asset), it will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of such asset during the 10-year period after it acquires such asset. The amount of gain on which it will pay tax is the lesser of (i) the amount of gain that it recognizes at the time of the sale or disposition and (ii) the amount of gain that it would have recognized if it had sold the asset at the time it acquired the asset. The rule described in this paragraph will apply assuming that United Dominion makes an election under IRS Notice 88-19 upon its acquisition of an asset from a C corporation.


      Requirements for Qualification

      A REIT is a corporation, trust, or association that meets the following requirements:

1. it is managed by one or more trustees or directors;

2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3. it would be taxable as a domestic corporation, but for provisions of federal income tax law defining a REIT;

4. it is neither a financial institution nor an insurance company subject to certain provisions of the federal income tax law;

5. at least 100 persons are beneficial owners of its shares or ownership certificates;

6. not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include certain entities) during the last half of any taxable year (the "5/50 Rule");

7. it elects to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met to elect and maintain REIT status;

8. it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

9. it meets certain other qualification tests, described below, regarding the nature of its income and assets.

      United Dominion must meet requirements 1 through 4 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If United Dominion complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and has no reason to know that it violated the 5/50 Rule, it will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of United Dominion's capital stock in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

      United Dominion believes it has issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, United Dominion's Articles restrict the ownership and transfer of the common stock so that United Dominion should continue to satisfy requirements 5 and 6. The provisions of the Articles restricting the ownership and transfer of the common stock are described in "Restrictions on Transfer of Capital Stock."

      United Dominion currently has several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" of United Dominion will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of United Dominion. United Dominion's corporate subsidiaries are qualified REIT subsidiaries. Accordingly, they are not subject to federal corporate income taxation, though they may be subject to state and local taxation.

      In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, United Dominion's proportionate share of the assets, liabilities and items of income of United Dominion Realty, L.P. and of any other partnership in which United Dominion has acquired or will acquire an interest, directly or indirectly, are treated as assets and gross income of United Dominion for purposes of applying the various REIT qualification requirements.


      Income Tests

      United Dominion must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income (the "75% gross income test"). Qualifying income for purposes of the 75% gross income test includes:

o     "rents from real property,"

o interest on debt secured by mortgages on real property or on interests in real property, and

o dividends or other distributions on and gain from the sale of shares in other REITs.

      Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the "95% gross income test"). Gross income from United Dominion's sale of property that it holds primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of these tests to United Dominion.

      Rents and Interest. Rent that United Dominion receives from real property that it owns and leases to tenants will qualify as "rents from real property" (which is qualifying income for purposes of the 75% and 95% gross income tests) only if the following conditions are met.

o First, the rent must not be based, in whole or in part, on the income or profits of any person. However, "rents from real property" generally does not exclude an amount solely because it is based on a fixed percentage or percentages of receipts or sales.

o Second, neither United Dominion nor a direct or indirect owner of 10% or more of its stock may own, actually or constructively, 10% or more of a tenant from whom it receives rent.

o Third, all of the rent received under a lease of real property will not qualify as "rents from real property" unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease.

o Finally, United Dominion generally must not operate or manage its real property or furnish or render services to its tenants, other than through an "independent contractor" who is adequately compensated and from whom United Dominion does not derive revenue. However, United

         Dominion need not provide services through an "independent contractor," but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, United Dominion may render a de minimis amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property.

      United Dominion does not receive any rent that is based on the income or profits of any person. In addition, United Dominion does not own, directly or indirectly, 10% or more of any tenant. Furthermore, United Dominion believes that any personal property rented in connection with our apartment facilities is well within the 15% restriction. Finally, United Dominion does not provide services (other than within the 1% de minimis exception described above) to its tenants that are not customarily furnished or rendered in connection with the rental of the apartment units, other than through an independent contractor.

      United Dominion, through United Dominion Realty, L.P. (which is not an independent contractor), provides certain services with respect to the facilities and will provide certain services with respect to any newly acquired apartment facilities. Such services include (1) common area services, such as cleaning and maintaining public entrances, exits, stairways, walkways, lobbies and rest rooms, removing snow and debris, collecting trash, and painting the exteriors of the facilities and common areas, (2) providing general security for the facilities, (3) cleaning and repairing units at the facilities as tenants move in and out, (4) at the request of the tenant, and without additional charge, accepting delivery of goods from carriers or unlocking a particular unit when goods are delivered to a facility (however, United Dominion Realty, L.P. does not otherwise assist tenants in the storage or removal of goods or belongings from the units), (5) permitting tenants to use the fax machine at a facility for occasional local faxes without additional charge and for occasional long-distance faxes for a nominal charge, (6) maintaining underground utilities and structural elements of the facilities, and (7) paying real and personal property taxes or the cost of replacing or refurbishing personal property with respect to real and personal property owned by United Dominion Realty, L.P. at a facility. United Dominion believes that the services provided by United Dominion Realty, L.P. are customarily furnished or rendered in connection with the rental of space for occupancy only by apartment facilities in the geographic areas in which its facilities are located.

      United Dominion's investment, through United Dominion Realty, L.P., in the facilities in major part gives rise to rental income that is qualifying income for purposes of the 75% and 95% gross income tests. Gains on sales of the facilities (other than from prohibited transactions, as described below) or of United Dominion's interest in United Dominion Realty, L.P. generally will be qualifying income for purposes of the 75% and 95% gross income tests. United Dominion anticipates that income on its other investments will not result in United Dominion's failing the 75% or 95% gross income test for any year.

      Prohibited Transaction Rules. A REIT will incur a 100% tax on the net income derived from any "prohibited transaction." A "prohibited transaction" generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. United Dominion believes that none of its or United Dominion Realty, L.P.'s assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, United Dominion will attempt to comply with the terms of safe-harbor provisions in the federal tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. United Dominion cannot assure you, however, that United Dominion can comply with such safe-harbor provisions or that United Dominion or United Dominion Realty, L.P. will avoid owning property that may be characterized as property that it holds "primarily for sale to customers in the ordinary course of a trade or business."

      Hedging Transactions. From time to time, United Dominion or United Dominion Realty, L.P. may enter into hedging transactions with respect to one or more of its assets or liabilities. Its hedging activities may include entering into interest rate swaps, caps and floors (or options to purchase such items), and futures and forward contracts. To the extent that United Dominion or United Dominion Realty, L.P. enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement or any similar financial instrument to hedge its indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that United Dominion or United Dominion Realty, L.P. hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. United Dominion intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

      Failure to Qualify. If United Dominion fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it qualifies for relief under certain provisions of the federal tax laws. Those relief provisions generally will be available if its failure to meet such tests is due to reasonable cause and not due to willful neglect, United Dominion attaches a schedule of the sources of its income to its tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. United Dominion cannot predict, however, whether in all circumstances it would qualify for the relief provisions. In addition, as discussed above in "--Taxation of United Dominion," even if the relief provisions apply, United Dominion would incur a 100% tax on the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by a fraction intended to reflect its profitability.


      Asset Tests

      To maintain its qualification as a REIT, United Dominion also must satisfy two asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of its total assets must consist of cash or cash items (including certain receivables), government securities, "real estate assets," or qualifying temporary investments (the "75% asset test"). The term "real estate assets" includes interests in real property, interests in mortgages on real property and stock in other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in mortgage loans or land and improvements thereon, a leasehold of real property, and an option to acquire real property (or a leasehold of real property). Qualifying temporary investments are investments in stock or debt instruments during the one-year period following United Dominion's receipt of new capital that it raises through equity or long-term (at least five-year) debt offerings.

      The second asset test has two components. First, of United Dominion's investments not included in the 75% asset class, the value of its interest in any one issuer's securities (which does not include its interest in other REITs, United Dominion Realty, L.P., or any qualified REIT subsidiary) may not exceed 5% of the value of its total assets (the "5% asset test"). Second, United Dominion may not own more than 10% of any one issuer's outstanding voting securities (which does not include its stock in other REITs, United Dominion Realty, L.P., or any qualified REIT subsidiary) (the "10% asset test").

      The Clinton Administration's budget proposal for fiscal year 2000 would allow United Dominion to own up to 100% of the stock in two types of taxable REIT subsidiaries: (1) qualified business subsidiaries, which could perform activities unrelated to United Dominion's tenants, such as third-party management, development, and other independent business activities, as well as provide "customary" services to United Dominion's tenants, and (2) qualified independent contractor subsidiaries, which could both perform activities that a qualified business subsidiary could perform and provide "non-customary" services to United Dominion's tenants. United Dominion would be subject to restrictions on its stock ownership of those taxable subsidiaries. The taxable REIT subsidiary provision would be effective after the date of enactment. There would be a transition period during which United Dominion could convert its existing taxable subsidiaries on a tax-free basis into qualified business subsidiaries or qualified independent contractor subsidiaries. Existing taxable subsidiaries, however, would not be grandfathered after the transition period.

      For purposes of the asset tests, United Dominion is deemed to own its proportionate share of the assets of United Dominion Realty, L.P., rather than its interest in United Dominion Realty, L.P.. United Dominion has operated and intends to continue to operate so that it has not acquired or disposed, and in the future will not acquire or dispose, of assets in a way that would cause it to violate either asset test.

      If United Dominion should fail to satisfy the asset tests at the end of a calendar quarter, it would not lose its REIT status if (A) it satisfied the asset tests at the close of the preceding calendar quarter and (B) the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If United Dominion did not satisfy the condition described in clause (B) of the preceding sentence, it still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

      Distribution Requirements

      Each taxable year, United Dominion must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to its shareholders in an aggregate amount at least equal to:

o the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain or loss) and (B) 95% of its net income (after tax), if any, from foreclosure property,

o        minus the sum of certain items of non-cash income.

      United Dominion must pay such distributions in the taxable year to which they relate, or in the following taxable year if it declares the distribution before it timely files its federal income tax return for such year and pays the distribution on or before the first regular dividend payment date after such declaration.

      United Dominion will pay federal income tax on taxable income (including net capital gain) that it does not distribute to shareholders. Furthermore, if it fails to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of:

o     85% of its REIT ordinary income for such year,

o     95% of its REIT capital gain income for such year, and

o     any undistributed taxable income from prior periods,

it will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts it actually distributed. United Dominion may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. See "--Taxation of Taxable U.S. Stockholders." If it so elects, it will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. United Dominion has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

      It is possible that, from time to time, United Dominion may experience timing differences between (A) the actual receipt of income and actual payment of deductible expenses and (B) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, United Dominion may not deduct recognized capital losses from its "REIT taxable income." Further, it is possible that, from time to time, United Dominion may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, United Dominion may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, it may need to borrow funds or issue preferred stock or additional common stock.

      Under certain circumstances, United Dominion may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year. United Dominion may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although United Dominion may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction it takes for deficiency dividends.


      Recordkeeping Requirements

      United Dominion must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, it must request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding stock. United Dominion has complied, and intends to continue to comply, with such requirements.

      Failure to Qualify

      If United Dominion failed to qualify as a REIT in any taxable year, and no relief provision applied, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In calculating its taxable income in a year in which it failed to qualify as a REIT, United Dominion would not be able to deduct amounts paid out to shareholders. In fact, United Dominion would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of its current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of federal tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless United Dominion qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. United Dominion cannot predict whether in all circumstances it would qualify for such statutory relief.


      Taxation of Taxable U.S. Stockholders

      As long as United Dominion qualifies as a REIT, a taxable "U.S. Stockholder" must take into account distributions out of United Dominion's current or accumulated earnings and profits (and that it does not designate as capital gain dividends or retained long-term capital gain) as ordinary income. A U.S. Stockholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term "U.S. Stockholder" means a holder of United Dominion's common stock that for U.S. federal income tax purposes is

o     a citizen or resident of the United States,

o a corporation, partnership, or other entity created or organized in or under the laws of the United States or of an political subdivision thereof,

o an estate whose income from sources outside the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or

o any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

      A U.S. Stockholder will recognize distributions that United Dominion designates as capital gain dividends as long-term capital gain (to the extent they do not exceed United Dominion's actual net capital gain for the taxable year) without regard to the period for which the U.S. Stockholder has held its common stock. Subject to certain limitations, United Dominion will designate its capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. Stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

      United Dominion may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, a U.S. Stockholder would be taxed on its proportionate share of United Dominion's undistributed long-term capital gain. The U.S. Stockholder would receive a credit or refund for its proportionate share of the tax United Dominion paid. The U.S. Stockholder would increase the basis in its stock by the amount of its proportionate share of United Dominion's undistributed long-term capital gain, minus its share of the tax United Dominion paid.

      A U.S. Stockholder will not incur tax on a distribution in excess of United Dominion's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. Stockholder's common stock. Instead, such distribution will reduce the adjusted basis of such common stock. A U.S. Stockholder will recognize a distribution in excess of both United Dominion's current and accumulated earnings and profits and the U.S. Stockholder's adjusted basis in its common stock as long-term capital gain (or short-term capital gain if the common stock has been held for one year or less), assuming the common stock is a capital asset in the hands of the U.S. Stockholder. In addition, if United Dominion declares a distribution in October, November, or December of any year that is payable to a U.S. Stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by United Dominion and received by the U.S. Stockholder on December 31 of such year, provided that United Dominion actually pays the distribution during January of the following calendar year. United Dominion will notify U.S. Stockholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.


      Taxation of U.S. Stockholders on the Disposition of the Common Stock

      In general, a U.S. Stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the common stock as long-term capital gain or loss if the U.S. Stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. Stockholder must treat any loss upon a sale or exchange of common stock held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from United Dominion that such U.S. Stockholder treats as long-term capital gain. All or a portion of any loss a U.S. Stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. Stockholder purchases other shares of common stock within 30 days before or after the disposition.


      Capital Gains and Losses

      A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that United Dominion designates as capital gain dividends and any retained capital gain that it is deemed to distribute, United Dominion may designate (subject to certain limits) whether such a distribution is taxable to its non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.


      Information Reporting Requirements and Backup Withholding

      United Dominion will report to its shareholders and to the Internal Revenue Service the amount of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions unless such holder (A) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(B) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide United Dominion with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, United Dominion may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to United Dominion. The Treasury Department has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Stockholders. Those regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1999. See "--Taxation of Non-U.S. Stockholders."


      Taxation of Tax-Exempt Stockholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities ("Exempt

Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that United Dominion distributes to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization were to finance its acquisition of the common stock with debt, a portion of the income that they receive from United Dominion would constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under certain provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from United Dominion as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of United Dominion's stock is required to treat a percentage of the dividends that it receives from United Dominion as UBTI (the "UBTI Percentage"). The UBTI Percentage is equal to the gross income United Dominion derives from an unrelated trade or business (determined as if it were a pension trust) divided by its total gross income for the year in which it pays the dividends. The UBTI rule applies to a pension trust holding more than 10% of United Dominion's stock only if:

o     the UBTI Percentage is at least 5%;

o United Dominion qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding United Dominion's stock in proportion to their actuarial interests in the pension trust; and

o United Dominion is a "pension-held REIT" (i.e., either (i) one pension trust owns more than 25% of the value of its stock or
      (ii) a group of pension trusts individually holding more than 10% of the value of its stock collectively owns more than 50% of the value of its stock).


      Taxation of Non-U.S. Stockholders

      The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Stockholders") are complex. This section is only a summary of such rules. United Dominion urges Non-U.S. Stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the common stock, including any reporting requirements.

      A Non-U.S. Stockholder that receives a distribution that is not attributable to gain from United Dominion's sale or exchange of U.S. real property interests (as defined below) and that United Dominion does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that United Dominion pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a non-U.S. corporation). United Dominion plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the Non-U.S. Stockholder files the required form evidencing eligibility for that reduced rate with United Dominion or (ii) the Non-U.S.
Stockholder files an IRS Form 4224 with United Dominion claiming that the distribution is effectively connected income. The U.S. Treasury Department has issued final regulations that modify the manner in which United Dominion will comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 1999.

      A Non-U.S. Stockholder will not incur tax on a distribution in excess of United Dominion's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common stock. Instead, such a distribution will reduce the adjusted basis of such common stock. A

Non-U.S. Stockholder will be subject to tax on a distribution that exceeds both United Dominion's current and accumulated earnings and profits and the adjusted basis of its common stock, if the Non-U.S. Stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because United Dominion generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a Non-U.S. Stockholder may obtain a refund of amounts that United Dominion withholds if it later determines that a distribution in fact exceeded its current and accumulated earnings and profits.

      United Dominion must withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although it intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

      For any year in which United Dominion qualifies as a REIT, a Non-U.S. Stockholder will incur tax on distributions that are attributable to gain from its sale or exchange of "U.S. real property interests" under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The term "U.S. real property interests" includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a Non-U.S. Stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the Non-U.S. Stockholder. A Non-U.S. Stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. United Dominion must withhold 35% of any distribution that it could designate as a capital gain dividend. A Non-U.S. Stockholder may receive a credit against its FIRPTA tax liability for the amount United Dominion withholds.

      A Non-U.S. Stockholder generally will not incur tax under FIRPTA on gain from the sale of its common stock as long as United Dominion is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of the stock. However, a Non-U.S. Stockholder that owned, actually or constructively, 5% or less of the common stock at all times during a specified testing period will not incur tax under FIRPTA if the common stock is "regularly traded" on an established securities market. If the gain on the sale of the common stock were taxed under FIRPTA, a Non-U.S. Stockholder would be taxed in the same manner as U.S. Stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations). However, a Non-U.S. Stockholder will incur tax on gain not subject to FIRPTA if:

o        the gain is effectively connected with the Non-U.S.  Stockholder's U.S.
         trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain, or

o the Non-U.S. Stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the Non-U.S. Stockholder will incur a 30% tax on his capital gains.


      Other Tax Consequences


      State and Local Taxes

      United Dominion and/or you may be subject to state and local tax in various states and localities, including those states and localities in which United Dominion or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in the common stock.

      Taxable Subsidiaries

      The Clinton Administration's budget proposal for fiscal year 2000 would allow United Dominion to own up to 100% of the stock in two types of taxable REIT subsidiaries: (1) qualified business subsidiaries, which could perform activities unrelated to United Dominion's tenants, such as third-party management, development, and other independent business activities, as well as provide "customary" services to United Dominion's tenants, and (2) qualified independent contractor subsidiaries, which could both perform activities that a qualified business subsidiary could perform and provide "non-customary" services to United Dominion's tenants. United Dominion would be subject to restrictions on its stock ownership of those taxable subsidiaries. The taxable REIT subsidiary provision would be effective after the date of enactment. There would be a transition period during which United Dominion could convert its existing taxable subsidiaries on a tax-free basis into qualified business subsidiaries or qualified independent contractor subsidiaries. Existing taxable subsidiaries, however, would not be grandfathered after the transition period.

                                 USE OF PROCEEDS

      United Dominion will not receive any proceeds from the sale of the common stock.

                            THE SELLING SHAREHOLDERS

      This prospectus relates to the offer and sale of up to 481,251 shares of United Dominion common stock by Dale A. Schuparra, Helen James Schuparra, Robert Wilbur and The Stone County Day School, the selling shareholders.

      United Dominion issued the shares to the selling shareholders in April 1998 in connection with its acquisition of 1,970 multi-family apartment homes from the selling shareholders. United Dominion agreed to register the common stock and to keep the registration statement effective until the earlier of (a) the date when all of the shares are sold thereunder, (b) the date on which the selling shareholders agree to the withdrawal of the registration statement or
(c) the first date upon which, in the opinion of counsel for United Dominion, all of the shares then remaining unsold could be sold by the selling shareholders pursuant to paragraph (k) of Rule 144 under the Securities Act.

      We do not know if, when or in what amounts any selling shareholder will sell shares. Consequently, we cannot estimate how many shares will be held by each selling shareholder after completion of the offering.

      The selling shareholder and any broker or dealer through whom any of the shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the common stock offered hereby, and any profits realized by the selling shareholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the selling shareholders are not expected to exceed normal selling expenses for such sales. The registration of the common stock offered hereby under the Securities Act shall not be deemed an admission by the selling shareholders or United Dominion that the selling shareholders are underwriters for purposes of the Securities Act of any common shares offered under this Prospectus.

                             Common Stock Ownership
                              Prior to the Offering

      Name of the Selling Shareholder                  Number
      -------------------------------                  ------
      Dale A. Schuparra                               299,524
      Helen James Schuparra                           146,850
      Robert Wilbur                                    22,231
      The Stone County Day School                      12,646

                              PLAN OF DISTRIBUTION

      The selling shareholders may sell the common stock in transactions on the New York Stock Exchange or in privately negotiated transactions, including transactions with exchange funds, through the writing of options on the shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Alternatively, the shares may be offered to or through underwriters, brokers or dealers who may act solely as agents, or who may acquire shares as principals. The distribution of the shares through such persons may be effected in one or more transactions that may take place on the New York Stock Exchange, including block trades or ordinary broker's transactions, or through privately negotiated transactions or sales to one or more brokers or dealers for resale of such securities as principals, or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees of commissions may be paid by the selling shareholders in connection with such sales. In connection with such sales, the selling shareholders and any participating brokers or dealers may be deemed "underwriters" as such term is defined in the Securities Act and the commissions paid or discounts allowed to any of such underwriters, brokers, dealers or agents, in addition to any profits received on any resale of the shares, if any such underwriters, brokers or dealer should purchase any shares as a principal, may be deemed to be underwriting discounts or commissions under the Securities Act.

      Pursuant to their respective agreements, United Dominion has agreed to indemnify each of the selling shareholders and controlling persons against certain liabilities, including certain liabilities under the Securities Act. Insofar as indemnification of the selling shareholders and controlling persons for liabilities arising under the Securities Act may be permitted pursuant to their respective agreements with United Dominion, United Dominion is aware that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and, therefore, may be unenforceable.

      United Dominion has agreed to pay the expenses of registering all of the common shares offered hereby under the Securities Act, including all registration, filing and exchange listing fees, blue sky expenses, fees of its own counsel and accountants, and underwriters fees customarily paid by issuers (excluding underwriting discounts, commissions, and transfer taxes).

                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this Registration Statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst and Young LLP's report, given on their authority as experts in accounting and auditing.

      The consolidated financial statements and schedule of ASR incorporated in this Prospectus by reference from ASR's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of American Apartment Communities II, Inc. and American Apartment Communities II, L.P., for the year ended December 31, 1997, included in United Dominion's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 1998, as amended, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

      The statement of rental operations of Dogwood Creek Apartments and the combined statement of rental operations of Trails at Mount Moriah Apartments, Trails at Kirby Parkway Apartments, Cinnamon Trails Apartments, Audubon
Apartments,   Carmel  Apartments,   Cimarron  City  Apartments,   Grand  Cypress

Apartments, Kenton Apartments, Peppermill Apartments, The Crest Apartments, and Villages of Thousand Oaks Apartments, included in United Dominion's Current Report on Form 8-K dated June 9, 1998, filed on June 24, 1998, as amended by Amendment No. 1 on Form 8-K/A dated and filed on August 13, 1998, incorporated by reference herein, has been incorporated herein in reliance upon the reports dated May 1, 1998, May 8, 1998 and June 29, 1998 of L. P. Martin & Company, P.C., independent auditors, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.


                                       LEGAL MATTERS

      The validity of the issuance of the shares of common stock offered pursuant to this Prospectus will be passed upon for United Dominion by Hunton & Williams, Richmond, Virginia.

                    IF YOU WOULD LIKE ADDITIONAL INFORMATION

      United Dominion files annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission ("SEC"). You may read and copy this information at the SEC's public reference rooms, which are located in:

    450 Fifth Street, NW                      7 World Trade Center, Suite 1300
    Washington, DC  20549                           New York, NY 10048

                       500 West Madison Street, Suite 1400
                             Chicago, IL 60661-2511

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available on-line on the SEC's web site at http://www.sec.gov.

      United Dominion will provide you free of charge with any of these documents filed with the SEC. To get your free copies, please call or write:

                       United Dominion Realty Trust, Inc.
                               10 South 6th Street
                          Richmond, Virginia 23219-3802
                                 (804) 780-2691

      The SEC allows United Dominion to "incorporate by reference" from other documents that we file with them, which means that United Dominion can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The documents incorporated by reference are:

o     Annual Report on Form 10-K for the year ended December 31, 1998;

o Current Report on Form 8-K dated and filed on February 17, 1998; Current Report dated March 27, 1998, filed on April 13, 1998, as amended by Amendment No. 1 on Form 8-K/A dated and filed on June 12, 1998; Current Report on Form 8-K dated June 9, 1998, filed on June 24, 1998, as amended by Amendment No. 1 on Form 8-K/A dated and filed on August 13, 1998; Current Report on Form 8-K dated May 28, 1998, filed on October 19, 1998; Current Report on Form 8-K dated September 11, 1998, filed on October 23, 1998, as amended by Amendment No. 1 on Form 8-K/A dated and filed on December 21, 1998; Current Report on Form 8-K dated November 2, 1998, filed on November 6, 1998; Current Report on Form 8-K dated December 7, 1998, filed on December 21, 1998; Current Report on Form 8-K dated and filed on January 20, 1999; Current Report on Form 8-K dated and filed March 29, 1999;

o The description of the common stock and preferred stock contained in United Dominion's Registration Statements on Form 8-A dated April 9, 1990, May 1, 1995, June 10, 1997 and February 4, 1998, filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions;

o Any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 between the date of this prospectus and the termination of the offering of all of the common stock registered in this registration statement.

      As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

You should rely only on the information in this prospectus or incorporated by reference. United Dominion has not authorized anyone to provide you with any different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.


      Prospective investors may rely on the information contained in this prospectus. United Dominion has not authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.





                       UNITED DOMINION REALTY TRUST, INC.



                                 481,251 SHARES





                                  COMMON STOCK





                                 ---------------


                                   PROSPECTUS

                                 ---------------





                                  April , 1999

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution

      The estimated expenses in connection with the offering are as follows:

      Securities and Exchange Commission registration fee ...        $1,450.76
      Accounting fees and expenses...........................         5,000.00
      Legal fees and expenses ...............................         2,500.00
      Printing and postage expenses..........................           500.00
      Miscellaneous..........................................             0.00

            TOTAL ...........................................        $9,450.76

Item 15.    Indemnification of Officers and Directors

      Directors and officers of United Dominion may be indemnified against liabilities, fines, penalties, and claims imposed upon or asserted against them as provided in the Virginia Stock Corporation Act and the Articles. Such indemnification covers all costs and expenses reasonably incurred by a Director or officer. The Board of Directors, by a majority vote of a quorum of disinterested Directors or, under certain circumstances, independent counsel appointed by the Board of Directors, must determine that the Director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law. In addition, the Virginia Stock Corporation Act and United Dominion's Articles may under certain circumstances eliminate the liability of Directors and officers in a shareholder or derivative proceeding.

      If the person involved is not a Director or officer of United Dominion, the Board of Directors may cause United Dominion to indemnify to the same extent allowed for Directors and officers of United Dominion such person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of United Dominion, or is or was serving at the request of United Dominion as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Item 16.    Exhibits

2(a)    --  Agreement  and Plan of Merger  dated as of  December  19,  1997,
            between  United  Dominion,  ASR  Investments   Corporation  and  ASR
            Acquisition  Sub, Inc.  (filed as Exhibit 2(a) to United  Dominion's
            Form  S-4  Registration  Statement,  filed  with the  Commission  on
            January 30, 1998 (File No. 333-45305), and incorporated by reference herein)

2(b)    --  Agreement and Plan of Merger dated as of October 1, 1996, between
            United Dominion, United Sub, Inc. and South West Property Trust Inc.
            (filed as Exhibit 2(a) to United  Dominion's  Form S-4  Registration
            Statement,  filed with the  Commission  on October 9, 1996 (File No.
            333-13745), and incorporated by reference herein)

2(c)    --  Agreement and Plan of Merger dated as of September 10, 1998, between
            United Dominion and American Apartment Communities II, Inc.
            including as exhibits thereto the proposed terms of the Series D
            Preferred Stock and the proposed form of Investment Agreement between United Dominion, United Dominion Realty, L.P., American
            Apartment Communities II, Inc., American Apartment Communities
            II, L.P., American Apartment Communities Operating Partnership,
            L.P., Schnitzer Investment Corp., AAC Management LLC and LF
            Strategic Realty Investors, L.P. (filed as Exhibit 2(c) to United
            Dominion's Form S-3 Registration Statement, filed with the
            Commission on September 25, 1998 (File No. 333-64281), and incorporated by reference herein)

2(d)    --  Partnership Interest Purchase and Exchange Agreement dated as of
            September 10, 1998, between United Dominion, United Dominion Realty,
            L.P., American Apartment Communities Operating Partnership, L.P.,

            AAC Management LLC, Schnitzer Investment Corp, Fox Point Ltd. and James D. Klingbeil including as an exhibit thereto the proposed form of the Third Amended and Restated limited partnership Agreement of United Dominion Realty, L.P. (filed as Exhibit 2(d) to United Dominion's Form S-3 Registration Statement, filed with the Commission on September 25, 1998 (File No. 333-64281), and incorporated by reference herein)

4(a)    --  Restated  Articles of  Incorporation of United Dominion (filed as
            Exhibit 4(b) to United Dominion's Form S-3 Registration Statement, filed with the Commission on January 16, 1998 (File No. 333-44463), and incorporated by reference herein)

4(a)(i) --  Amendment of Articles of  Incorporation of United Dominion (filed as Exhibit 3 to United Dominion's Form 8-A Registration Statement dated February 4, 1998 (File No. 1-10524), and incorporated by reference herein)

4(a)(ii)--  Restated  Articles of  Incorporation  of United  Dominion,  dated
            January 21, 1999 (previously filed)

4(b)    --  Restated  Bylaws of the  Company  (filed as Exhibit  3(b) to the
            Company's Annual Report on Form 10-K for the year ended December 31,
            1998 (File No. 1-10524), and incorporated by reference herein)

4(c)    --  Specimen  United  Dominion  common  stock  certificate  (filed as
            Exhibit 4(i) to United Dominion's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-10524), and incorporated by reference herein)

4(d)    --  Note Purchase Agreement dated as of January 15, 1993, between United
            Dominion and CIGNA Property and Casualty Insurance Company,
            Connecticut General Life Insurance Company, Connecticut General Life
            Insurance Company on behalf of one or more separate accounts, Insurance Company of North America, Principal Mutual Life Insurance
            Company, and Aid Association for Lutherans (filed as Exhibit 6(c)(5) to United Dominion's Form 8-A Registration Statement dated April 19,
            1990 (File No. 1-10524), and incorporated by reference herein)

4(e)  --    Rights Agreement dated as of January 27, 1998, between United
            Dominion and ChaseMellon Shareholder Services, L.L.C., as Rights
            Agent (filed as Exhibit 1 to United Dominion's Form 8-A Registration
            Statement dated February 4, 1998 (File No. 1-10524) and incorporated by reference herein)

4(f)  --    Form of Rights Certificate (included in Exhibit 4(e))

5     --    Opinion of Hunton & Williams

23(a) --    Consent of Ernst & Young LLP

23(b) --    Consent of Deloitte & Touch LLP

23(c) --    Consent of Arthur Andersen LLP

23(d) --    Consent of L.P. Martin & Company, P.C.

23(e) --    Consent of Hunton & Williams (included in Exhibit 5)

24    --    Power of Attorney (see signature page)

Item 17.          Undertakings

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                        Provided,   however,   that  paragraphs   (a)(1)(i)  and
                    (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the Virginia Code, the Articles of Incorporation or By-laws of the registrant or resolutions of the Board of Directors of the registrant adopted pursuant thereto, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia on the 26th day of April, 1999.

                              UNITED DOMINION REALTY TRUST, INC.



                              By     /s/ John P. McCann
                                   ------------------------------------------
                                    John P. McCann
                                    Chief Executive Officer

                                Power of Attorney

      Know All Men and Women By These Presents that each individual whose signature appears below constitutes and appoints John P. McCann and Katheryn E. Surface, and each of them, such individual's true and lawful attorneys-in-fact and agents with full power of substitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 26, 1999.

              Signature                            Title & Capacity
              ---------                            ----------------

 /s/ John P. McCann                   Chairman,   Chief   Executive   Officer
----------------------------          (Principal   Executive   Officer)   and
    John P. McCann                    Director



/s/ John S. Schneider                 President and Director
-------------------------------
     John S. Schneider


 /s/ Kevin W. Walsh                   Vice President, Finance (Principal
------------------------------        Financial Officer)
      Kevin W. Walsh



  /s/ Robin R. Flanagan               Principal Accounting Officer
------------------------------
      Robin R. Flanagan


 /s/ Jeff C. Bane                     Director
------------------------------
      Jeff C. Bane

 /s/ R. Toms Dalton                   Director
------------------------------
   R. Toms Dalton, Jr.


 /s/ Robert P. Freeman                Director
------------------------------
      Robert P. Freeman


 /s/ Jon A. Grove                     Director
------------------------------
      Jon A. Grove


 /s/ Barry M. Kornblau                Director
------------------------------
    Barry M. Kornblau



 /s/ James D. Klingbeil               Director
------------------------------
    James D. Klingbeil



 /s/ Lynne B. Sagalyn                 Director
------------------------------
      Lynne B. Sagalyn


  /s/ Mark J. Sandler                 Director
-------------------------------
      Mark J. Sandler


-------------------------------       Director
      Robert W. Scharar



 /s/ C. Harmon Williams               Director
-------------------------------
   C. Harmon Williams, Jr.

                                  EXHIBIT INDEX

Exhibit                            Document
-------                            --------
2(a)    --  Agreement  and Plan of Merger  dated as of  December  19,  1997,
            between  United  Dominion,  ASR  Investments   Corporation  and  ASR
            Acquisition Sub, Inc. (incorporated by reference)

2(b)    --  Agreement and Plan of Merger dated as of October 1, 1996, between
            United Dominion, United Sub, Inc. and South West Property Trust Inc.
            (incorporated by reference)

2(c)    --  Agreement and Plan of Merger dated as of September 10, 1998, between
            United Dominion and American Apartment Communities II, Inc.
            including as exhibits thereto the proposed terms of the Series D
            Preferred Stock and the proposed form of Investment Agreement between United Dominion, United Dominion Realty, L.P., American
            Apartment Communities II, Inc., American Apartment Communities II,
            L.P., American Apartment Communities Operating Partnership, L.P.,
            Schnitzer Investment Corp., AAC Management LLC and LF Strategic
            Realty Investors, L.P. (incorporated by reference)

2(d)    --  Partnership Interest Purchase and Exchange Agreement dated as of
            September 10, 1998, between United Dominion, United Dominion Realty,
            L.P., American Apartment Communities Operating Partnership, L.P.,
            AAC Management LLC, Schnitzer Investment Corp, Fox Point Ltd. and
            James D. Klingbeil including as an exhibit thereto the proposed form of the Third Amended and Restated limited partnership Agreement of United Dominion Realty, L.P. (incorporated by reference)

4(a)    --  Restated Articles of Incorporation of United Dominion (incorporated by reference)

4(a)(i) --  Amendment of Articles of Incorporation of United Dominion
            (incorporated by reference)

4(a)(ii)--  Restated  Articles of  Incorporation  of United  Dominion,  dated
            January 21, 1999 (previously filed)

4(b)  --    Restated Bylaws of United Dominion (incorporated by reference)

4(c)   --   Specimen United Dominion common stock  certificate  (incorporated by reference)

4(d)   --   Note  Purchase  Agreement  dated as of January 15, 1993,  between
            United Dominion and CIGNA Property and Casualty  Insurance  Company,
            Connecticut General Life Insurance Company, Connecticut General Life
            Insurance  Company  on  behalf  of one or  more  separate  accounts,
            Insurance Company of North America,  Principal Mutual Life Insurance
            Company,   and  Aid  Association  for  Lutherans   (incorporated  by
            reference)

4(e)   --   Rights  Agreement  dated as of January 27, 1998,  between  United
            Dominion and ChaseMellon  Shareholder  Services,  L.L.C.,  as Rights
            Agent (incorporated by reference)

4(f)  --    Form of Rights Certificate (included in Exhibit 4(e))

5     --    Opinion of Hunton & Williams

23(a) --    Consent of Ernst & Young LLP

23(b) --    Consent of Deloitte & Touch LLP

23(c) --    Consent of Arthur Andersen LLP

23(d).--    Consent of L.P. Martin & Company, P.C.

23(e) --    Consent of Hunton & Williams (included in Exhibit 5)

24    --    Power of Attorney